Exhibit 99.1

Raytheon Company
Global Headquarters
Waltham, Mass.

Investor Relations Contact
Todd Ernst
781.522.5141

Media Contact
Jon Kasle
781.522.5110
For Immediate Release

Raytheon Reports Solid Fourth Quarter and Full-Year 2012 Results

•	Strong bookings of $7.9 billion in the quarter and $26.5 billion for the year; book-to-bill of 1.23 in the quarter and 1.09 for the year

•	Fourth quarter net sales of $6.4 billion, up slightly from prior year's fourth quarter; and full-year net sales of $24.4 billion, down 1.5 percent for the year

•	Fourth quarter 2012 Adjusted EPS[1] of $1.60; EPS from continuing operations was $1.41

•	Full-year 2012 Adjusted EPS[1] of $6.21, up 6.2 percent; EPS from continuing operations was $5.65, up 8.2 percent

•	Strong operating cash flow from continuing operations of $1.0 billion in the quarter and $2.0 billion for the year
__________________________________________________________________________________________________

WALTHAM, Mass., (January 24, 2013) - Raytheon Company (NYSE: RTN) announced fourth quarter 2012 Adjusted EPS1 of $1.60 per diluted share compared to $1.72 per diluted share in the fourth quarter 2011. The change was due to the timing of operational improvements in the fourth quarter 2012 compared to the fourth quarter 2011. On a full-year basis, 2012 operational improvements were relatively consistent with 2011. Fourth quarter 2012 EPS from continuing operations was $1.41 compared to $1.56 in the fourth quarter 2011. Fourth quarter 2012 included a $0.06 net charge associated with the impact of early debt retirement. Fourth quarter 2012 also included an unfavorable FAS/CAS Adjustment of $0.13, compared with an unfavorable FAS/CAS Adjustment of $0.16 in the fourth quarter 2011.
Full-year 2012 Adjusted EPS1 was $6.21 per diluted share compared to $5.85 for the full-year 2011, up 6.2 percent. The increase was primarily driven by capital deployment actions and operational improvements. Full-year 2012 EPS from continuing operations was $5.65 compared to $5.22 for the full-year 2011.
“Raytheon’s solid operating performance in 2012 was a result of our continued focus on improving productivity and program execution, which delivered value to both our customers and shareholders,” said William H. Swanson, Raytheon’s Chairman and CEO. “Customer demand for advanced technologies and affordable solutions drove strong orders for both the fourth quarter and the year, and resulted in a record funded backlog.”
___________________________________
1 Adjusted EPS is EPS from continuing operations attributable to Raytheon Company common stockholders excluding the impact of the FAS/CAS Adjustment, and from time to time, certain other items. Q4 2012 and full-year 2012 Adjusted EPS also excludes the impact of the early retirement of debt as discussed above. Full-year 2011 Adjusted EPS excludes the impact of the UKBA LOC Adjustment in Q1 2011 and the favorable tax settlement in Q3 2011. Adjusted EPS is a non-GAAP financial measure. See attachment F for a reconciliation of this measure and a discussion of why the Company is presenting this information.

Net sales for the fourth quarter 2012 were $6,439 million, compared to $6,422 million in the fourth quarter 2011. The Company reported strong bookings for the fourth quarter 2012 of $7,892 million, resulting in a book-to-bill ratio of 1.23. Bookings in the fourth quarter 2011 were $7,147 million.
Net sales in 2012 were $24.4 billion, compared to $24.8 billion in 2011. The Company reported strong bookings in both 2012 and 2011, of $26.5 billion and $26.6 billion, respectively. The book-to-bill ratio for 2012 was 1.09.
Operating cash flow from continuing operations for the fourth quarter 2012 was $988 million compared to $1,286 million for the fourth quarter 2011. The change in operating cash from continuing operations in the fourth quarter 2012 was primarily due to the timing of customer advances.
The Company generated strong operating cash flow from continuing operations for both 2012 and 2011, of $2.0 billion and $2.1 billion, respectively.
In the fourth quarter 2012, the Company repurchased 1.8 million shares of common stock for $100 million as part of its previously announced share repurchase program. For the full-year 2012, the Company repurchased 15.9 million shares of common stock for $825 million.
Also as previously announced, in the fourth quarter 2012, the Company acquired the Government Solutions business of SafeNet Inc., which has become part of Raytheon’s Network Centric Systems (NCS) business, and Teligy, Inc., which has become part of Raytheon’s Intelligence and Information Systems (IIS) business.
In the fourth quarter 2012, the Company issued $1.1 billion in long-term debt, which was used primarily for the early retirement of 2014 and 2015 maturities. The Company ended 2012 with $687 million of net debt. Net debt is defined as total debt less cash and cash equivalents and short-term investments.

Summary Financial Results

	4th Quarter		%	Full-Year		%
($ in millions, except per share data)	2012	2011	Change	2012	2011	Change

Net Sales	$6,439	$6,422	0.3%	$24,414	$24,791	-1.5%
Income from Continuing Operations attributable to Raytheon Company	$466	$539	-13.5%	$1,889	$1,848	2.2%
Adjusted Income*	$529	$593	-10.8%	$2,074	$2,067	0.3%
EPS from Continuing Operations	$1.41	$1.56	-9.6%	$5.65	$5.22	8.2%
Adjusted EPS*	$1.60	$1.72	-7.0%	$6.21	$5.85	6.2%
Operating Cash Flow from Continuing Operations	$988	$1,286		$1,951	$2,102
Workdays in Fiscal Reporting Calendar	58	57		249	248

* Adjusted Income is income from continuing operations attributable to Raytheon Company common stockholders and Adjusted EPS is EPS from continuing operations attributable to Raytheon Company common stockholders, in each case, excluding the after-tax impact of the FAS/CAS Adjustment and, from time to time, certain other items. In addition to the FAS/CAS Adjustment: Q4 and full-year 2012 Adjusted Income and Adjusted EPS exclude the impact of early debt retirement. Full-year 2011 Adjusted Income and Adjusted EPS exclude the impact of the UKBA LOC Adjustment in Q1 2011 and the favorable tax settlement in Q3 2011. Adjusted Income and Adjusted EPS are non-GAAP financial measures. See attachment F for a reconciliation of these measures and a discussion of why the Company is presenting this information.

Bookings and Backlog

Bookings
($ in millions)	4th Quarter		Full-Year
	2012	2011	2012	2011
Bookings	$7,892	$7,147	$26,504	$26,555

Backlog
($ in millions)	Period Ending
	2012	2011
Backlog	$36,181	$35,312
Funded Backlog	$24,047	$22,462
The Company had bookings of $7.9 billion in the fourth quarter 2012 and ended 2012 with a backlog of $36.2 billion, an increase of $869 million over year-end 2011. The Company ended 2012 with a record funded backlog of $24.0 billion.
Outlook
The Company has provided its financial outlook for 2013. Charts containing additional information on the Company's 2013 outlook are available on the Company's website at www.raytheon.com/ir.

2013 Financial Outlook
	2012 Actual	2013 Outlook
Net Sales ($B)	24.4	23.6 - 24.1
FAS/CAS Adjustment ($M)	(255)	(286)
Interest Expense, net ($M)	(192)	(200) - (210)
Diluted Shares (M)	334	324 - 327
Effective Tax Rate	31.6%	~30%
EPS from Continuing Operations	$5.65	$5.16 - $5.31
Adjusted EPS*	$6.21	$5.65 - $5.80
Operating Cash Flow from Continuing Operations ($B)	2.0	2.0 - 2.2

* Adjusted EPS is EPS from continuing operations attributable to Raytheon Company common stockholders, excluding the after-tax impact of the FAS/CAS Adjustment and, from time to time, certain other items. In addition to the FAS/CAS Adjustment: full-year 2012 also excludes the impact of early debt retirement. 2013 Adjusted EPS guidance also excludes the impact of an expected research and development (R&D) tax credit that relates to 2012. See attachment F for a reconciliation of this measure and a discussion of why the Company is presenting this information.

The financial outlook for 2013 does not reflect any of the potential effects of sequestration under the Budget Control Act (BCA). Although it remains uncertain if sequestration will be implemented, it could have a significant impact on the U.S. Military, the Aerospace and Defense Industry and Federal spending. Several industry associations estimate that sequestration, if implemented, could have a severe impact on U.S. Aerospace and Defense Industry employment nationwide. We believe that Raytheon's large international market presence, portfolio of programs, technology and focus on high priority areas should help to mitigate some of the potential overall impact.

Segment Results
The Company's reportable segments are: Integrated Defense Systems, Intelligence and Information Systems, Missile Systems, Network Centric Systems, Space and Airborne Systems, and Technical Services.

Integrated Defense Systems
	4th Quarter			Full-Year
($ in millions)	2012	2011	% Change	2012	2011	% Change
Net Sales	$1,321	$1,291	2%	$5,037	$4,958	2%
Operating Income	$226	$236	-4%	$918	$836	10%
Operating Margin	17.1%	18.3%		18.2%	16.9%

Integrated Defense Systems (IDS) had fourth quarter 2012 net sales of $1,321 million compared to $1,291 million in the fourth quarter 2011. The increase in net sales was primarily due to higher sales on a missile defense radar program for an international customer. IDS had full-year 2012 net sales of $5,037 million compared to $4,958 million in 2011. The increase in net sales was primarily due to international programs.

IDS recorded $226 million of operating income compared to $236 million in the fourth quarter 2011. IDS recorded $918 million of operating income in 2012 compared to $836 million in 2011. The increase in operating income for full-year 2012 was primarily driven by international programs.

During the quarter, IDS booked $332 million for the production and sustainment of AN/TPY-2 radars for the Missile Defense Agency (MDA). IDS also booked $293 million to provide technical and logistics support for a Hawk and Patriot air and missile defense program for an international customer, $293 million on an Early Warning Surveillance Radar System (EWSRS) support program for an international customer, $251 million on the Zumwalt-class destroyer program for the U.S. Navy, $159 million for the production of Airborne Low Frequency Sonar (ALFS) systems for the U.S. Navy, $128 million to provide Consolidated Contractor Logistics Support (CCLS) for the MDA and $76 million on the Aegis Performance Based Logistics (PBL) contract for the U.S. Navy.

Intelligence and Information Systems
	4th Quarter			Full-Year
($ in millions)	2012	2011	% Change	2012	2011*	% Change
Net Sales	$755	$753	-	$3,012	$3,015	-
Operating Income	$64	$74	-14%	$247	$159	NM
Operating Margin	8.5%	9.8%		8.2%	5.3%
* First quarter 2011 included an $80 million reduction to operating income due to the UKBA LOC Adjustment as described in attachment F.
NM - Not Meaningful

Intelligence and Information Systems (IIS) had fourth quarter 2012 net sales of $755 million compared to $753 million in the fourth quarter 2011. IIS had full-year 2012 net sales of $3,012 million compared to $3,015 million in 2011.

IIS recorded $64 million of operating income compared to $74 million in the fourth quarter 2011. IIS recorded $247 million of operating income in 2012 compared to $159 million in 2011. The change in operating income in 2012 was primarily due to the $80 million UKBA LOC Adjustment in the first quarter 2011.

During the quarter, IIS booked $79 million on the Joint Polar Satellite System (JPSS) program for NASA.
IIS also booked $511 million on a number of classified contracts.

Missile Systems
	4th Quarter			Full-Year
($ in millions)	2012	2011	% Change	2012	2011	% Change
Net Sales	$1,544	$1,482	4%	$5,693	$5,590	2%
Operating Income	$181	$209	-13%	$719	$693	4%
Operating Margin	11.7%	14.1%		12.6%	12.4%

Missile Systems (MS) had fourth quarter 2012 net sales of $1,544 million, up 4 percent compared to $1,482 million in the fourth quarter 2011. The increase in net sales was primarily driven by higher sales on the Standard Missile-3 (SM-3) and Rolling Airframe Missile (RAM) programs. MS had full-year 2012 net sales of $5,693 million compared to $5,590 million in 2011. The increase in net sales was primarily driven by higher sales on the SM-3 program.

MS recorded $181 million of operating income compared to $209 million in the fourth quarter 2011. The change in operating income was primarily due to a change in contract mix and a favorable contractual resolution in 2011. MS recorded $719 million of operating income in 2012 compared to $693 million in 2011. The increase in operating income in 2012 was primarily due to favorable program performance.

During the quarter, MS booked $500 million for the production of Paveway™ for the U.S. Air Force and international customers, $303 million for the production and development of Tomahawk for the U.S. Navy and an international customer, $242 million on the RAM for the U.S. Navy and international customers, $175 million for Evolved Sea Sparrow Missile (ESSM) for the U.S. Navy and international customers, and $116 million for the Exoatmospheric Kill Vehicle (EKV) for the MDA.

Network Centric Systems
	4th Quarter			Full-Year
($ in millions)	2012	2011	% Change	2012	2011	% Change
Net Sales	$1,133	$1,137	-	$4,058	$4,497	-10%
Operating Income	$125	$175	-29%	$495	$667	-26%
Operating Margin	11.0%	15.4%		12.2%	14.8%

Network Centric Systems (NCS) had fourth quarter 2012 net sales of $1,133 million compared to $1,137 million in the fourth quarter 2011. NCS had full-year 2012 net sales of $4,058 million compared to $4,497 million in 2011. The change in net sales, as expected, was primarily due to lower sales on U.S. Army production programs.
NCS recorded $125 million of operating income compared to $175 million in the fourth quarter 2011. The change in operating income was primarily due to a change in contract mix and costs associated with ending a supplier agreement in the fourth quarter 2012. NCS recorded $495 million of operating income in 2012 compared to $667 million in 2011. The change in operating income in 2012 was primarily due to a change in contract mix and lower volume.
During the quarter, NCS booked $650 million on an international Command, Control, Communications, Computers and Intelligence (C4I) program. NCS also booked $82 million on the Navy Multiband Terminal (NMT) program.

Space and Airborne Systems
	4th Quarter			Full-Year
($ in millions)	2012	2011	% Change	2012	2011	% Change
Net Sales	$1,377	$1,341	3%	$5,333	$5,255	1%
Operating Income	$217	$214	1%	$784	$717	9%
Operating Margin	15.8%	16.0%		14.7%	13.6%
Space and Airborne Systems (SAS) had fourth quarter 2012 net sales of $1,377 million compared to $1,341 million in the fourth quarter 2011. The increase in net sales was primarily due to higher net sales on an international tactical airborne radar program. SAS had full-year 2012 net sales of $5,333 million compared to $5,255 million in 2011.
SAS recorded $217 million of operating income compared to $214 million in the fourth quarter 2011. SAS recorded $784 million of operating income in 2012 compared to $717 million in 2011. The increase in operating income in 2012 was primarily due to improved program performance and a change in contract mix.
During the quarter, SAS booked $289 million for an international sensor program and $76 million for the production of the Multi-Platform Radar Technology Insertion Program (MP-RTIP) surveillance system for NATO.

Technical Services
	4th Quarter			Full-Year
($ in millions)	2012	2011	% Change	2012	2011	% Change
Net Sales	$831	$886	-6%	$3,239	$3,353	-3%
Operating Income	$72	$84	-14%	$282	$312	-10%
Operating Margin	8.7%	9.5%		8.7%	9.3%

Technical Services (TS) had fourth quarter 2012 net sales of $831 million compared to $886 million in the fourth quarter 2011. The change in net sales was due to lower net sales on a National Science Foundation (NSF) Polar contract, which was completed in the first quarter 2012. TS had 2012 net sales of $3,239 million compared to $3,353 million in 2011. The change in net sales was due to lower net sales on a NSF Polar contract.
TS recorded operating income of $72 million compared to $84 million in the fourth quarter 2011. TS recorded operating income of $282 million in 2012 compared to $312 million in 2011.

About Raytheon
Raytheon Company, with 2012 sales of $24 billion and 68,000 employees worldwide, is a technology and innovation leader specializing in defense, homeland security and other government markets throughout the world. With a history of innovation spanning 91 years, Raytheon provides state-of-the-art electronics, mission systems integration and other capabilities in the areas of sensing; effects; and command, control, communications and intelligence systems, as well as a broad range of mission support services. Raytheon is headquartered in Waltham, Mass. For more about Raytheon, visit us at www.raytheon.com and follow us on Twitter @raytheon.

Conference Call on the Fourth Quarter and Full-Year 2012 Financial Results
Raytheon's financial results conference call will be held on Thursday, January 24, 2013 at 9 a.m. ET. Participants will include William H. Swanson, Chairman and CEO; David C. Wajsgras, senior vice president and CFO; and other Company executives.
The dial-in number for the conference call will be (800) 706-7749 in the U.S. or (617) 614-3474 outside of the U.S. The conference call will also be audiocast on the Internet at www.raytheon.com/ir. Individuals may listen to the call and download charts that will be used during the call. These charts will be available for printing prior to the call.
Interested parties are encouraged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the free required downloadable software are posted on the site.

Disclosure Regarding Forward-looking Statements
This release and the attachments contain forward-looking statements, including information regarding the Company's financial outlook, future plans, objectives, business prospects and anticipated financial performance. These forward-looking statements are not statements of historical facts and represent only the Company's current expectations regarding such matters. These statements inherently involve a wide range of known and unknown risks and uncertainties. The Company's actual actions and results could differ materially from what is expressed or implied by these statements. Specific factors that could cause such a difference include, but are not limited to: the Company's dependence on the U.S. Government for a significant portion of its business and the risks associated with U.S. Government sales, including changes or shifts in defense spending due to budgetary constraints, spending cuts resulting from sequestration under the Budget Control Act of 2011, or otherwise, uncertain funding of programs, potential termination of contracts, and difficulties in contract performance; the resolution of program terminations; the ability to procure new contracts; the risks of conducting business in foreign countries; the ability to comply with extensive governmental regulation, including import and export policies, the Foreign Corrupt Practices Act, the International Traffic in Arms Regulations, and procurement and other regulations; the impact of competition; the ability to develop products and technologies; the impact of changes in the financial markets and global economic conditions; the risk that actual pension returns, discount rates or other actuarial assumptions are significantly different than the Company's assumptions; the risk of cost overruns, particularly for the Company's fixed-price contracts; dependence on component availability, subcontractor performance and key suppliers; risks of a negative government audit; the use of accounting estimates in the Company's financial statements; risks associated with acquisitions, dispositions, joint ventures and other business arrangements; risks of an impairment of goodwill or other intangible assets; the outcome of contingencies and litigation matters, including government investigations; the ability to recruit and retain qualified personnel; the impact of potential security and cyber threats, and other disruptions; and other factors as may be detailed from time to time in the Company's public announcements and Securities and Exchange Commission filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release and the attachments or to update them to reflect events or circumstances occurring after the date of this release, including any acquisitions, dispositions or other business arrangements that may be announced or closed after such date. This release and the attachments also contain non-GAAP financial measures. A GAAP reconciliation and a discussion of the Company's use of these measures are included in this release or the attachments.

# # #

Attachment A
Raytheon Company
Preliminary Statement of Operations Information
Fourth Quarter 2012

(In millions, except per share amounts)	Three Months Ended		Twelve Months Ended
	31-Dec-12	31-Dec-11	31-Dec-12	31-Dec-11

Net sales	$6,439	$6,422	$24,414	$24,791
Operating expenses
Cost of sales	5,092	5,018	19,092	19,664
Administrative and selling expenses	431	384	1,629	1,672
Research and development expenses	161	171	704	625
Total operating expenses	5,684	5,573	21,425	21,961
Operating income	755	849	2,989	2,830
Non-operating (income) expense, net
Interest expense	52	45	201	172
Interest income	(3)	(2)	(9)	(14)
Other expense (income)	28	(3)	18	12
Total non-operating (income) expense, net	77	40	210	170
Income from continuing operations before taxes	678	809	2,779	2,660
Federal and foreign income taxes	210	261	878	782
Income from continuing operations	468	548	1,901	1,878
Income (loss) from discontinued operations, net of tax	3	4	(1)	18
Net income	471	552	1,900	1,896
Less: Net income (loss) attributable to noncontrolling
interests in subsidiaries	2	9	12	30
Net income attributable to Raytheon Company	$469	$543	$1,888	$1,866

Basic earnings (loss) per share attributable to Raytheon
Company common stockholders:
Income from continuing operations	$1.41	$1.56	$5.67	$5.25
Income (loss) from discontinued operations, net of tax	0.01	0.02	—	0.05
Net income	1.42	1.58	5.67	5.30

Diluted earnings (loss) per share attributable to Raytheon
Company common stockholders:
Income from continuing operations	$1.41	$1.56	$5.65	$5.22
Income (loss) from discontinued operations, net of tax	0.01	0.02	—	0.05
Net income	1.42	1.57	5.65	5.28

Amounts attributable to Raytheon Company common
stockholders:
Income from continuing operations	$466	$539	$1,889	$1,848
Income (loss) from discontinued operations, net of tax	3	4	(1)	18
Net income	$469	$543	$1,888	$1,866

Average shares outstanding
Basic	329.8	344.1	333.2	351.7
Diluted	330.8	345.1	334.2	353.6

Attachment B
Raytheon Company
Preliminary Segment Information
Fourth Quarter 2012

					Operating Income
	Net Sales		Operating Income		As a Percent of Net Sales
(In millions, except percentages)	Three Months Ended		Three Months Ended		Three Months Ended
	31-Dec-12	31-Dec-11	31-Dec-12	31-Dec-11	31-Dec-12	31-Dec-11

Integrated Defense Systems	$1,321	$1,291	$226	$236	17.1%	18.3%
Intelligence and Information Systems	755	753	64	74	8.5%	9.8%
Missile Systems	1,544	1,482	181	209	11.7%	14.1%
Network Centric Systems	1,133	1,137	125	175	11.0%	15.4%
Space and Airborne Systems	1,377	1,341	217	214	15.8%	16.0%
Technical Services	831	886	72	84	8.7%	9.5%
FAS/CAS Adjustment	—	—	(67)	(83)
Corporate and Eliminations	(522)	(468)	(63)	(60)
Total	$6,439	$6,422	$755	$849	11.7%	13.2%

					Operating Income
	Net Sales		Operating Income		As a Percent of Net Sales
(In millions, except percentages)	Twelve Months Ended		Twelve Months Ended		Twelve Months Ended
	31-Dec-12	31-Dec-11	31-Dec-12	31-Dec-11	31-Dec-12	31-Dec-11

Integrated Defense Systems	$5,037	$4,958	$918	$836	18.2%	16.9%
Intelligence and Information Systems	3,012	3,015	247	159	8.2%	5.3%
Missile Systems	5,693	5,590	719	693	12.6%	12.4%
Network Centric Systems	4,058	4,497	495	667	12.2%	14.8%
Space and Airborne Systems	5,333	5,255	784	717	14.7%	13.6%
Technical Services	3,239	3,353	282	312	8.7%	9.3%
FAS/CAS Adjustment	—	—	(255)	(337)
Corporate and Eliminations	(1,958)	(1,877)	(201)	(217)
Total	$24,414	$24,791	$2,989	$2,830	12.2%	11.4%

Attachment C
Raytheon Company
Other Preliminary Information
Fourth Quarter 2012

(In millions)	Funded Backlog		Total Backlog
	31-Dec-12	31-Dec-11	31-Dec-12	31-Dec-11

Integrated Defense Systems	$7,313	$7,100	$9,431	$9,766
Intelligence and Information Systems	1,067	829	3,989	4,366
Missile Systems	6,939	6,205	10,030	8,570
Network Centric Systems	3,583	3,267	4,364	4,160
Space and Airborne Systems	3,409	3,104	6,031	5,864
Technical Services	1,736	1,957	2,336	2,586
Total	$24,047	$22,462	$36,181	$35,312

	Bookings		Bookings
	Three Months Ended		Twelve Months Ended
	31-Dec-12	31-Dec-11	31-Dec-12	31-Dec-11

Total Bookings	$7,892	$7,147	$26,504	$26,555

Attachment D
Raytheon Company
Preliminary Balance Sheet Information
Fourth Quarter 2012

(In millions)
	31-Dec-12	31-Dec-11
Assets
Cash and cash equivalents	$3,188	$4,000
Short-term investments	856	—
Contracts in process, net	4,543	4,526
Inventories	381	336
Deferred taxes	96	221
Prepaid expenses and other current assets	182	226
Total current assets	9,246	9,309

Property, plant and equipment, net	1,986	2,006
Deferred taxes	1,367	657
Goodwill	12,756	12,544
Other assets, net	1,331	1,338
Total assets	$26,686	$25,854

Liabilities and Equity
Current liabilities
Advance payments and billings in excess of costs incurred	$2,398	$2,542
Accounts payable	1,348	1,507
Accrued employee compensation	1,014	941
Other accrued expenses	1,142	1,140
Total current liabilities	5,902	6,130

Accrued retiree benefits and other long-term liabilities	7,854	6,774
Deferred taxes	9	5
Long-term debt	4,731	4,605

Equity
Raytheon Company stockholders' equity
Common stock	3	3
Additional paid-in capital	2,928	3,523
Accumulated other comprehensive loss	(7,788)	(7,001)
Retained earnings	12,883	11,656
Total Raytheon Company stockholders' equity	8,026	8,181
Noncontrolling interests in subsidiaries	164	159
Total equity	8,190	8,340
Total liabilities and equity	$26,686	$25,854

Attachment E
Raytheon Company
Preliminary Cash Flow Information
Fourth Quarter 2012

	Three Months Ended		Twelve Months Ended
	31-Dec-12	31-Dec-11	31-Dec-12	31-Dec-11

Net income	$471	$552	$1,900	$1,896
Loss (income) from discontinued operations, net of tax	(3)	(4)	1	(18)
Income from continuing operations	468	548	1,901	1,878

Depreciation	80	81	318	311
Amortization	34	35	137	133
Working capital (excluding pension and income taxes)**	668	1,060	(243)	187
Other long-term liabilities	(36)	30	(74)	(25)
Pension and other postretirement benefits	(251)	(500)	(131)	(760)
Other	25	32	43	378
Net operating cash flow from continuing operations	988	1,286	1,951	2,102

Supplemental Cash Flow Information

Capital spending	(135)	(143)	(339)	(340)
Internal use software spending	(16)	(23)	(76)	(97)
Acquisitions	(294)	(94)	(301)	(645)
Dividends	(165)	(148)	(643)	(588)
Repurchases of common stock	(100)	(313)	(825)	(1,250)
Debt issuance	1,092	992	1,092	992
Debt repayment	(970)	—	(970)	—

** Working capital (excluding pension and income taxes) is a summation of changes in: contracts in process, net and advance payments and billings in excess of costs incurred, inventories, prepaid expenses and other current assets, accounts payable, accrued employee compensation, and other accrued expenses from the Statements of Cash Flows.

Attachment F (Page 1 of 2)
Raytheon Company
Non-GAAP Financial Measures - Adjusted EPS, Adjusted Income and Adjusted Operating Margin
Fourth Quarter 2012

Adjusted EPS Non-GAAP Reconciliation

(In millions, except per share amounts)						2013 Guidance(5)
		Three Months Ended		Twelve Months Ended		Low end	High end
		2012	2011	2012	2011	of range	of range
Diluted earnings per share from continuing operations attributable to Raytheon Company
	common stockholders	$1.41	$1.56	$5.65	$5.22	$5.16	$5.31
Per share impact of the FAS/CAS Adjustment (A)		0.13	0.16	0.50	0.62	0.57	0.57
Per share impact of the early debt retirement make-whole provision (B)		0.06	—	0.06	—	—	—
Per share impact of the UK Border Agency (UKBA) LOC Adjustment (C)		—	—	—	0.17	—	—
Per share impact of the favorable tax settlement (D)		—	—	—	(0.17)	—	—
Per share impact of the expected 2012 research and development (R&D) tax credit (E)		—	—	—	—	(0.08)	(0.08)
Adjusted EPS (3), (4)		$1.60	$1.72	$6.21	$5.85	$5.65	$5.80

(A)	FAS/CAS Adjustment	$67	$83	$255	$337	$286	$286
	Tax effect (1)	(23)	(29)	(89)	(118)	(100)	(100)
	After-tax impact	44	54	166	219	186	186
	Diluted shares	330.8	345.1	334.2	353.6	327.0	324.0
	Per share impact	$0.13	$0.16	$0.50	$0.62	$0.57	$0.57

(B)	Early debt retirement make-whole provision	$29	$—	$29	$—	$—	$—
	Tax effect (1)	(10)	—	(10)	—	—	—
	After-tax impact	19	—	19	—	—	—
	Diluted shares	330.8	—	334.2	—	—	—
	Per share impact	$0.06	$—	$0.06	$—	$—	$—

(C)	UKBA LOC Adjustment	$—	$—	$—	$80	$—	$—
	Tax effect (2)	—	—	—	(20)	—	—
	After-tax impact	—	—	—	60	—	—
	Diluted shares	—	—	—	353.6	—	—
	Per share impact	$—	$—	$—	$0.17	$—	$—

(D)	Favorable tax settlement	$—	$—	$—	$(60)	$—	$—
	Diluted shares	—	—	—	353.6	—	—
	Per share impact	$—	$—	$—	$(0.17)	$—	$—

(E)	Expected 2012 R&D tax credit	$—	$—	$—	$—	$(25)	$(25)
	Diluted shares	—	—	—	—	327.0	324.0
	Per share impact	$—	$—	$—	$—	$(0.08)	$(0.08)

(1)	Tax effected at 35% federal statutory tax rate.

(2)	Tax effected at approximately 25% blended global tax rate.

(3)
These amounts are not measures of financial performance under U.S. generally accepted accounting principles (GAAP). They should be considered supplemental to and not a substitute for financial performance in accordance with GAAP and may not be defined and calculated by other companies in the same manner. These amounts exclude the FAS/CAS Adjustment and, from time to time, certain other items. We are providing these measures because management uses them for the purposes of evaluating and forecasting the Company's financial performance and believes that they provide additional insights into the Company’s underlying business performance. We also believe that they allow investors to benefit from being able to assess our operating performance in the context of how our principal customer, the U.S. Government, allows us to recover pension and PRB costs and to better compare our operating performance to others in the industry on that same basis. Amounts may not recalculate directly due to rounding.

(4)
Adjusted EPS is diluted EPS from continuing operations attributable to Raytheon Company common stockholders excluding the EPS impact of the FAS/CAS Adjustment and, from time to time, certain other items. In addition to the FAS/CAS Adjustment, three and twelve months ended 2012 Adjusted EPS also excludes the impact of the charges associated with the make-whole provision on the early retirement of debt. In addition to the FAS/CAS Adjustment, twelve months ended 2011 Adjusted EPS also excludes the impact of the UKBA LOC Adjustment, as previously disclosed. This adjustment was based on the UKBA’s decision to draw down on the previously disclosed letters of credit provided by Raytheon Systems Limited (RSL). The determination of the validity of the draw down is now a subject of the ongoing arbitration proceedings related to the UKBA program. Twelve months ended 2011 Adjusted EPS also excludes the earnings per share impact of a favorable tax settlement in the third quarter of 2011 as a result of our receipt of final approval from the IRS and the U.S. Congressional Joint Committee on Taxation of a tax refund for the 2006-2008 tax years. 2013 Adjusted EPS guidance also excludes the earnings per share impact of an expected R&D tax credit that relates to 2012. In January 2013, Congress approved legislation that included the extension of the R&D tax credit. The legislation retroactively reinstated the R&D tax credit for 2012 and extended it through December 31, 2013. As a result, we expect to record the 2012 benefit in 2013.

(5)	2013 Guidance does not reflect any of the potential effects of sequestration under the Budget Control Act (BCA), if implemented.

Attachment F (Page 2 of 2)
Raytheon Company
Non-GAAP Financial Measures - Adjusted EPS, Adjusted Income and Adjusted Operating Margin
Fourth Quarter 2012

Adjusted Income Non-GAAP Reconciliation

(In millions)
	Three Months Ended		Twelve Months Ended
	2012	2011	2012	2011
Income from continuing operations attributable to Raytheon Company common stockholders	$466	$539	$1,889	$1,848
FAS/CAS Adjustment (1)	44	54	166	219
Early debt retirement make-whole provision (1)	19	—	19	—
UKBA LOC Adjustment (2)	—	—	—	60
Favorable tax settlement	—	—	—	(60)
Adjusted Income (3), (4)	$529	$593	$2,074	$2,067

Adjusted Operating Margin Non-GAAP Reconciliation

					2013 Guidance(6)
	Three Months Ended		Twelve Months Ended		Low end	High end
	2012	2011	2012	2011	of range	of range
Operating Margin	11.7%	13.2%	12.2%	11.4%	11.1%	11.3%
Impact of the FAS/CAS Adjustment	1.0%	1.3%	1.0%	1.4%	1.2%	1.2%
Impact of the UKBA LOC Adjustment	—%	—%	—%	0.3%	—%	—%
Adjusted Operating Margin (3), (5)	12.8%	14.5%	13.3%	13.1%	12.3%	12.5%

(1)	Tax effected at 35% federal statutory tax rate.

(2)	Tax effected at approximately 25% blended global tax rate.

(3)
These amounts are not measures of financial performance under U.S. generally accepted accounting principles (GAAP). They should be considered supplemental to and not a substitute for financial performance in accordance with GAAP and may not be defined and calculated by other companies in the same manner. These amounts exclude the FAS/CAS Adjustment and, from time to time, certain other items. We are providing these measures because management uses them for the purposes of evaluating and forecasting the Company's financial performance and believes that they provide additional insights into the Company’s underlying business performance. We also believe that they allow investors to benefit from being able to assess our operating performance in the context of how our principal customer, the U.S. Government, allows us to recover pension and PRB costs and to better compare our operating performance to others in the industry on that same basis. Amounts may not recalculate directly due to rounding.

(4)
Adjusted Income is income from continuing operations attributable to Raytheon Company common stockholders excluding the after-tax impact of the FAS/CAS Adjustment and, from time to time, certain other items. In addition to the FAS/CAS Adjustment, three and twelve months ended 2012 Adjusted Income also excludes the impact of the charges associated with the make-whole provision on the early retirement of debt. In addition to the FAS/CAS Adjustment, twelve months ended 2011 Adjusted Income also excludes the after-tax impact of the UKBA LOC Adjustment, as described on page 1 of 2 of this attachment. Twelve months ended 2011 Adjusted Income also excludes the impact of the favorable tax settlement in the third quarter of 2011, as described on page 1 of 2 of this attachment.

(5)
Adjusted Operating Margin is defined as total operating margin excluding the margin impact of the FAS/CAS Adjustment and, from time to time, certain other items. In addition to the FAS/CAS Adjustment, twelve months ended 2011 Adjusted Operating Margin also excludes the impact of the UKBA LOC Adjustment, as described on page 1 of 2 of this attachment.

(6)	2013 Guidance does not reflect any of the potential effects of sequestration under the BCA, if implemented.